Exhibit 99.1

Contact:   Michael R. Sand,
                   President & CEO
                   Dean J. Brydon, CFO
                   (360) 533-4747
                   www.timberlandbank.com

Timberland Bancorp Reports EPS of $0.08 for Fiscal Second Quarter 2012
Delinquencies Decrease, Net Interest Margin Stable, Capital Ratios Remain Strong

HOQUIAM, WA – April 24, 2012- Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”) today reported fiscal 2012 second quarter net income of $808,000.  Net income available to common shareholders, after adjusting for the preferred stock dividend and the preferred stock discount accretion was $540,000, or $0.08 per diluted common share.  This compares to net income to common shareholders of $1.02 million, or $0.15 per diluted common share, for the quarter ended December 31, 2011 and net income to common shareholders of $819,000, or $0.12 per diluted common share, for the quarter ended March 31, 2011.

Net income of $2.09 million was recorded for first half of fiscal 2012 compared to net income of $2.44 million for the first six months of fiscal 2011.  Net income available to common shareholders for the first half of fiscal 2012 after the preferred stock dividend and the preferred stock discount accretion was $1.56 million, or $0.23 per diluted common share, compared to $1.92 million, or $0.28 per diluted common share, in the like period one year ago.

“Our fiscal second quarter profits demonstrate the ongoing improvement in our core operations with both loans and deposits increasing, asset quality improving, capital levels remaining strong and net interest margin remaining stable” said Michael R. Sand, President and Chief Executive Officer.  “Our local economic recovery is gaining traction with accelerating shipments at the Port of Grays Harbor, where export vehicle volumes are expected to triple this year.  In addition, the $367 million construction project to build the massive concrete pontoons for the floating bridge that connects Seattle and Bellevue is on schedule to complete the first six of the thirty-three sections this spring.”

Fiscal Second Quarter 2012 Highlights (at or for the period ended March 31, 2012, compared to March 31, 2011, or December 31, 2011):

•	Recorded net income of $808,000;
•	Earned $0.08 per diluted common share;
•	Capital levels remain very strong: Total Risk Based Capital of 16.54%; Tier 1 Leverage Capital Ratio of 11.42%; Tangible Capital to Tangible Assets Ratio of 11.13%;
•	Non-interest income increased 18% to $2.49 million from $2.11 million for the comparable quarter one year ago;
•	Net interest margin remained strong at 3.72%;
•	Total delinquent loans and non-accrual loans decreased 11% during the quarter and 17% year-over-year;
•	Non-performing assets ratio improved to 5.40%;
•	Total deposits increased $15 million during the quarter;
•	Net loans increased $6 million during the quarter; and
•	Book value per common share increased to $10.20, and tangible book value per common share was $9.35 at quarter end.

Capital Ratios and Asset Quality

Timberland Bancorp remains very well capitalized with a total risk-based capital ratio of 16.54%, a Tier 1 leverage capital ratio of 11.42% and a tangible capital to tangible assets ratio of 11.13% at March 31, 2012.

Timberland provisioned $1.05 million to its loan loss allowance during the quarter ended March 31, 2012 compared to $650,000 in the preceding quarter and $700,000 in the comparable quarter one year ago.  Approximately $135,000 of the increased provision was attributable to the growth in the loan portfolio.

Timberland Q2 Earnings
April 24, 2012

Total delinquent loans (past due 30 days or more) and non-accrual loans decreased 11% to $44.0 million at March 31, 2012 from $49.1 million at December 31, 2011 and decreased 17% from $52.8 million one year ago.  The non-performing assets to total assets ratio was 5.40% at March 31, 2012 compared to 5.55% three months earlier and 5.04% one year ago.

Non-accrual loans totaled $26.6 million at March 31, 2012 and were comprised of 64 loans and 56 credit relationships. By category: 41% of non-accrual loans are secured by land and land development properties; 36% are secured by commercial properties; 18% are secured by residential properties; 3% are secured by residential construction projects; and 2% are secured by commercial real estate construction projects.

Other real estate owned (“OREO”) and other repossessed assets increased by $310,000, or 4%, to $8.0 million at March 31, 2012 from $7.7 million at December 31, 2011 and decreased by 21% from $10.1 million at March 31, 2011.  The OREO portfolio consisted of 51 individual properties and two other repossessed assets at March 31, 2012.  The properties consisted of 35 land parcels totaling $4.2 million, 11 single family homes totaling $1.6 million, four commercial real estate properties totaling $1.4 million and a condominium project of $842,000.  The two other repossessed assets totaled $44,000.  During the quarter ended March 31, 2012, 11 OREO properties and other repossessed assets totaling $667,000 were sold for a net loss of $24,000.

Balance Sheet Management

Total assets increased by $6.9 million, or 1%, to $742.7 million at March 31, 2012 from $735.8 million at December 31, 2011.  The increase in total assets was primarily the result of a $6.0 million increase in net loans receivable.

Liquidity as measured by cash and cash equivalents, CDs held for investment and available for sale investments was 20.9% of total liabilities at March 31, 2011 compared to 21.2% at December 31, 2011 and 22.0% one year ago.

Net loans receivable increased $6.0 million to $535.0 million at March 31, 2012 from $529.0 million at December 31, 2011.  The increase was primarily due to a $9.5 million increase in commercial real estate loan balances and a $5.8 million decrease in the undisbursed portion of construction loans in process.  These increases to net loans receivable were partially offset by a $4.9 million decrease in one-to four-family loan balances, a $1.6 million decrease in land loan balances, a $1.1 million decrease in consumer loan balances, a $734,000 decrease in construction and land development loan balances and a $545,000 decrease in commercial business loan balances.

Timberland continued reducing its exposure to land development and land loans.  Land development loan balances decreased to $1.0 million at March 31, 2012, a 46% decrease from the preceding quarter and a 77% decrease year-over-year.  The Bank’s land loan portfolio decreased to $44.6 million at March 31, 2012, a 4% decrease from the preceding quarter and a 23% decrease year-over-year.  The well diversified land loan portfolio consists of 352 loans on a variety of land types including individual building lots, acreage, raw land and commercially zoned properties.  The average loan balance for the entire land portfolio was approximately $127,000 at March 31, 2012.

Timberland Q2 Earnings
April 24, 2012

LOAN PORTFOLIO
	March 31, 2012		December 31, 2011		March 31, 2011
($ in thousands)	Amount	Percent	Amount	Percent	Amount	Percent

Mortgage Loans:
One-to four-family	$105,570	19%	$110,502	20%	$115,193	21%
Multi-family	30,745	5	30,866	6	29,724	5
Commercial	255,327	46	245,874	44	224,489	40
Construction and land
development	57,069	10	57,803	10	65,325	12
Land	44,553	8	46,198	8	57,643	10
Total mortgage loans	493,264	88	491,243	88	492,374	88

Consumer Loans:
Home equity and second
mortgage	33,979	6	34,607	6	37,478	7
Other	6,234	1	6,695	1	8,512	1
Total consumer loans	40,213	7	41,302	7	45,990	8

Commercial business loans	26,881	5	27,426	5	19,605	4
Total loans	560,358	100%	559,971	100%	557,969	100%
Less:
Undisbursed portion of
construction loans in
process	(11,245)		(17,073)		(16,884)
Deferred loan origination
fees	(1,856)		(1,884)		(2,060)
Allowance for loan losses	(12,264)		(11,972)		(11,798)
Total loans receivable, net	$534,993		$529,042		$527,227

CONSTRUCTION LOAN COMPOSITION
	March 31, 2012		December 31, 2011		March 31, 2011
($ in thousands)	Amount	Percent of Loan Portfolio	Amount	Percent	Amount	Percent of Loan Portfolio

Custom and owner / builder	$28,109	5%	$28,797	5%	$29,375	5%
Speculative one- to four-
family	2,271	1	2,186	1	3,013	1
Commercial real estate	17,079	3	16,693	3	24,863	4
Multi-family (including
condominium)	8,632	1	8,320	1	3,905	1
Land development	978	--	1,807	--	4,169	1
Total construction loans	$57,069	10%	$57,803	10%	$65,325	12%

Timberland’s loan originations decreased 2% to $50.4 million during the quarter ended March 31, 2012 compared to $51.6 million for the preceding quarter and increased 32% from the $38.3 million originated during the quarter one year ago.  Timberland continues to sell fixed rate one-to-four family mortgage loans into the secondary market for asset–liability management purposes and to generate non-interest income.  During the quarter ended March 31, 2012, $23.9 million fixed-rate one-to four-family mortgage loans were sold compared to $22.9 million for the preceding quarter and $11.4 million for the quarter ended one year ago.

Timberland Q2 Earnings
April 24, 2012

Timberland’s mortgage-backed securities (“MBS”) and other investments decreased by $1.2 million during the quarter to $9.0 million at March 31, 2012 from $10.2 million at December 31, 2012, primarily due to the sale of a $722,000 agency MBS, prepayments and scheduled amortization.  During the quarter ended March 31, 2012, other-than-temporary-impairment (“OTTI”) credit related write-downs and realized losses of $94,000 were recorded on the private label MBS that were acquired in the in-kind redemption from the AMF family of mutual funds in June 2008.  At March 31, 2012 the Bank’s remaining private label MBS portfolio had been reduced to $3.0 million from an original acquired balance of $15.3 million.

DEPOSIT BREAKDOWN ($ in thousands)
	March 31, 2012		December 31, 2011		March 31, 2011
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest bearing	$69,633	12%	$61,178	10%	$58,957	10%
N.O.W. checking	158,635	26	156,799	27	159,410	27
Savings	89,676	15	85,335	15	75,004	12
Money market	69,345	11	66,266	11	59,306	10
Certificates of deposit under $100	135,538	22	136,859	23	148,978	25
Certificates of deposit $100 and over	81,769	14	82,738	14	95,508	16
Certificates of deposit – brokered	- -	--	--	--	--	--
Total deposits	$604,596	100%	$589,175	100%	$597,163	100%

Total deposits increased 3% to $604.6 million at March 31, 2012, from $589.2 million at December 31, 2011 primarily as a result of an $8.5 million increase in non-interest bearing account balances, a $4.3 million increase in savings account balances, a $3.1 million increase in money market account balances and a $1.8 million increase in N.O.W. checking account balances.  These increases were partially offset by a $2.3 million decrease in certificates of deposit account balances.

Federal Home Loan Bank (“FHLB”) advances decreased by $10.0 million to $45.0 million at March 31, 2012 from $55.0 million at December 31, 2011 as two maturing advances were repaid.

Total shareholders’ equity increased $654,000 to $87.98 million at March 31, 2012, from $87.33 million at December 31, 2011.  The increase in shareholders’ equity was primarily a result of net income for the quarter.  Book value per common share was $10.20 and tangible book value per common share was $9.35 at March 31, 2012.

Operating Results

Fiscal second quarter operating revenue (net interest income before provision for loan losses, plus non-interest income excluding OTTI charges and valuation allowances or recoveries on mortgage servicing rights (“MSRs”)), totaled $8.72 million which was consistent with the $8.72 million total reported for the preceding quarter and an increase from the $8.29 million total reported for the comparable quarter one year ago.

Net interest income decreased to $6.27 million for the quarter ended March 31, 2012, from $6.30 million for the preceding quarter and from $6.35 million for the comparable quarter one year ago.  The net interest margin for the current quarter of 3.72% decreased slightly from the 3.73% margin reported for the preceding quarter and the 3.78% margin reported for the comparable quarter one year ago.  For the first six months of fiscal 2012, net interest income decreased 1% to $12.57 million from $12.68 million for the first six months of fiscal 2011. Timberland’s net interest margin for the first six months of fiscal 2012 was 3.73% compared to 3.80% for the first six months of 2011.

Timberland provisioned $1.05 million to its loan loss allowance for the quarter ended March 31, 2012, compared to $650,000 in the preceding quarter and $700,000 in the comparable quarter one year prior.  For the first six months of fiscal 2012, the provision for loan losses totaled $1.7 million compared to $1.6 million in the first six months of fiscal 2011. Net charge-offs for the quarter ended March 31, 2012 totaled $758,000 compared to $624,000 for the quarter ended December 31, 2011 and $651,000 for the quarter one year ago. Fiscal year-to-date, net charge-offs were $1.4 million compared to $1.1 million for the first six months of fiscal 2011.

Timberland Q2 Earnings
April 24, 2012

Non-interest income increased 2% to $2.49 million for the quarter ended March 31, 2012, from $2.44 million in the preceding quarter and increased 18% from $2.11 million for the comparable quarter one year ago.  The increase in non-interest income compared to the preceding quarter was primarily due to a $58,000 increase in the valuation recovery of the Bank’s MSRs and a $36,000 increase in gain on sale of loans.  Year to date, non-interest income decreased $123,000, or 2%, to $4.9 million from $5.06 million for the first six months of fiscal 2011, primarily due to a reduction in the valuation recovery on MSRs.

Total operating (non-interest) expenses increased 6% to $6.57 million for the second fiscal quarter from $6.22 million for the preceding quarter and 6% from $6.18 million for the comparable quarter one year ago.  The increased expenses for the current quarter compared to the preceding quarter were primarily the result of a $211,000 increase in loan administration and foreclosure expenses and a $126,000 increase in salaries and employee benefits expense.  The salaries and benefits expense comparison was impacted by a one-time benefit from changing employee medical insurance providers in the preceding quarter, which decreased salaries and benefits expense by $99,000 for the quarter ended December 31, 2011.  Year to date, operating expenses increased 2% to $12.79 million from $12.55 million for the first six months of fiscal 2012, primarily due to increased OREO related expenses, increased deposit operation expenses and increased loan administration and foreclosure related expenses.

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank (“Bank”).  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 22 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Federal Reserve and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our compliance with regulatory enforcement actions, including regulatory memoranda of understandings (“MOUs”) to which we are subject; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates;  increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, the interpretation of regulatory capital or other rules and any changes in the rules applicable to institutions participating in the TARP Capital Purchase Program; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management’s beliefs and assumptions at the time they are made.  We undertake no obligation to publicly update or revise any forward-looking statements included in this report or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  We caution readers not to place undue reliance on any forward-looking statements.  We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2012 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s operations and stock price performance.

Timberland Q2 Earnings
April 24, 2012

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF OPERATIONS	Three Months Ended
($ in thousands, except per share amounts)	March 31,	Dec. 31,	March 31,
(unaudited)	2012	2011	2011
Interest and dividend income
Loans receivable	$7,607	$7,805	$8,240
MBS and other investments	109	125	162
Dividends from mutual funds	7	13	8
Interest bearing deposits in banks	81	89	83
Total interest and dividend income	7,804	8,032	8,493

Interest expense
Deposits	1,035	1,169	1,591
FHLB advances and other borrowings	496	562	550
Total interest expense	1,531	1,731	2,141
Net interest income	6,273	6,301	6,352

Provision for loan losses	1,050	650	700
Net interest income after provision for loan losses	5,223	5,651	5,652

Non-interest income
OTTI and realized losses on MBS
and other investments, net	(94)	(60)	(37)
Gain on sale of MBS and other investments	20	--	--
Service charges on deposits	890	970	898
Gain on sale of loans, net	596	560	266
Bank owned life insurance (“BOLI”) net earnings	154	157	118
Valuation recovery on MSRs	142	84	206
ATM transaction fees	540	517	458
Other	245	216	199
Total non-interest income, net	2,493	2,444	2,108

Non-interest expense
Salaries and employee benefits	3,055	2,929	3,115
Premises and equipment	682	650	658
Advertising	172	208	201
OREO and other repossessed assets expense, net	434	502	6
ATM	197	194	206
Postage and courier	139	118	146
Amortization of core deposit intangible (“CDI”)	37	37	42
State and local taxes	152	149	160
Professional fees	232	178	196
FDIC insurance	241	225	332
Other insurance	53	56	89
Loan administration and foreclosure	372	161	267
Data processing and telecommunications	315	301	281
Deposit operations	193	223	140
Other	298	290	339
Total non-interest expense	6,572	6,221	6,178

(Table continued on following page)

Timberland Q2 Earnings
April 24, 2012

Income before income taxes	$1,144	$1,874	$1,582
Provision for income taxes	336	591	499
Net income	808	1,283	1,083

Preferred stock dividends	(208)	(208)	(208)
Preferred stock discount accretion	(60)	(59)	(56)
Net income to common shareholders	$540	$1,016	$819

Net income per common share:
Basic	$0.08	$0.15	$0.12
Diluted	0.08	0.15	0.12

Weighted average common shares outstanding:
Basic	6,780,516	6,780,516	6,745,250
Diluted	6,780,516	6,780,516	6,745,250

Timberland Q2 Earnings
April 24, 2012

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF OPERATIONS	Six Months Ended
($ in thousands, except per share amounts)	March 31,	March 31,
(unaudited)	2012	2011
Interest and dividend income
Loans receivable	$15,412	$16,774
MBS and other investments	234	344
Dividends from mutual funds	20	16
Interest bearing deposits in banks	170	170
Total interest and dividend income	15,836	17,304

Interest expense
Deposits	2,204	3,342
FHLB advances and other borrowings	1,058	1,279
Total interest expense	3,262	4,621
Net interest income	12,574	12,683

Provision for loan losses	1,700	1,600
Net interest income after provision for loan losses	10,874	11,083

Non-interest income
OTTI and realized losses on MBS
and other investments, net	(153)	(173)
Gain on sale of MBS and other investments	20	79
Service charges on deposits	1,860	1,882
Gain on sale of loans, net	1,155	967
BOLI net earnings	311	240
Valuation recovery on MSRs	226	840
ATM transaction fees	1,057	869
Other	461	356
Total non-interest income, net	4,937	5,060

Non-interest expense
Salaries and employee benefits	5,983	6,243
Premises and equipment	1,332	1,328
Advertising	380	368
OREO and other repossessed assets expense, net	936	434
ATM	392	380
Postage and courier	257	261
Amortization of CDI	74	83
State and local taxes	301	320
Professional fees	411	377
FDIC insurance	466	672
Other insurance	109	243
Loan administration and foreclosure	533	365
Data processing and telecommunications	615	561
Deposit operations	416	245
Other	589	674
Total non-interest expense	12,794	12,554

(Table continued on following page)

Timberland Q2 Earnings
April 24, 2012

Income before income taxes	$3,017	$3,589
Provision for income taxes	927	1,147
Net income	2,090	2,442

Preferred stock dividends	(416)	(416)
Preferred stock discount accretion	(119)	(111)
Net income to common shareholders	$1,555	$1,915

Net income per common share:
Basic	$0.23	$0.28
Diluted	0.23	0.28

Weighted average common shares outstanding:
Basic	6,780,516	6,745,250
Diluted	6,780,516	6,745,250

Timberland Q2 Earnings
April 24, 2012

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	March 31,	Dec. 31,	March 31,
	2012	2011	2011
Assets
Cash and due from financial institutions	$11,154	$12,671	$11,126
Interest-bearing deposits in banks	100,467	98,876	107,871
Total cash and cash equivalents	111,621	111,547	118,997

Certificates of deposit (“CDs”) held for investment, at cost	20,180	19,810	17,430
MBS and other investments:
Held to maturity, at amortized cost	3,706	3,941	4,497
Available for sale, at fair value	5,261	6,284	7,893
FHLB stock	5,705	5,705	5,705

Loans receivable	545,961	537,904	537,856
Loans held for sale	1,296	3,110	1,169
Less: Allowance for loan losses	(12,264)	(11,972)	(11,798)
Net loans receivable	534,993	529,042	527,227

Premises and equipment, net	17,640	17,353	17,106
OREO and other repossessed assets, net	8,024	7,714	10,140
BOLI	16,228	16,074	13,640
Accrued interest receivable	2,369	2,388	2,674
Goodwill	5,650	5,650	5,650
Core deposit intangible	323	360	481
Mortgage servicing rights, net	2,284	2,169	2,702
Prepaid FDIC insurance assessment	1,643	1,873	2,653
Other assets	7,082	5,939	7,063
Total assets	$742,709	$735,849	$743,858

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$69,633	$61,178	$58,957
Deposits: Interest-bearing	534,963	527,997	538,206
Total deposits	604,596	589,175	597,163

FHLB advances	45,000	55,000	55,000
Repurchase agreements	948	538	595
Other liabilities and accrued expenses	4,181	3,806	3,519
Total liabilities	654,725	648,519	656,277
Shareholders’ equity
Preferred stock, $.01 par value; 1,000,000 shares authorized; 16,641 shares, Series A, issued and outstanding $1,000 per share liquidation value	16,107	16,048	15,875
Common stock, $.01 par value; 50,000,000 shares authorized; 7,045,036 shares issued and outstanding	10,480	10,464	10,410
Unearned shares- Employee Stock Ownership Plan	(1,851)	(1,917)	(2,115)
Retained earnings	63,826	63,286	64,153
Accumulated other comprehensive loss	(578)	(551)	(742)
Total shareholders’ equity	87,984	87,330	87,581
Total liabilities and shareholders’ equity	$742,709	$735,849	$743,858

Timberland Q2 Earnings
April 24, 2012

KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	March 31,	Dec. 31,	March 31,
	2012	2011	2011

PERFORMANCE RATIOS:
Return on average assets (a)	0.44%	0.70%	0.59%
Return on average equity (a)	3.69%	5.93%	5.00%
Net interest margin (a)	3.72%	3.73%	3.78%
Efficiency ratio	74.97%	71.14%	73.03%

	Six Months Ended
	March 31,		March 31,
	2012		2011
PERFORMANCE RATIOS:
Return on average assets (a)	0.57%		0.67%
Return on average equity (a)	4.80%		5.67%
Net interest margin (a)	3.73%		3.80%
Efficiency ratio	73.06%		70.75%

	March 31,	Dec. 31,	March 31,
	2012	2011	2011
ASSET QUALITY RATIOS AND DATA:
Non-accrual loans	$26,623	$27,803	$23,675
Loans past due 90 days and still accruing	2,967	2,677	305
Non-performing investment securities	2,516	2,650	3,355
OREO and other repossessed assets	8,024	7,714	10,140
Total non-performing assets (b)	$40,130	$40,844	$37,475

Non-performing assets to total assets (b)	5.40%	5.55%	5.04%
Net charge-offs during quarter	$758	$624	$651
Allowance for loan losses to non-accrual loans	46%	43%	50%
Allowance for loan losses to loans receivable, net (c)	2.24%	2.21%	2.19%
Troubled debt restructured loans on accrual status (d)	$15,890	$18,297	$22,447

CAPITAL RATIOS:
Tier 1 leverage capital	11.42%	11.26%	11.37%
Tier 1 risk based capital	15.27%	15.39%	15.44%
Total risk based capital	16.54%	16.65%	16.70%
Tangible capital to tangible assets (e)	11.13%	11.14%	11.04%

BOOK VALUES:
Book value per common share	$10.20	$10.12	$10.18
Tangible book value per common share (e)	9.35	9.26	9.31

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(a)  Annualized
(b) Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Includes loans held for sale and is before the allowance for loan losses.
(d)  Does not include troubled debt restructured loans totaling $7,097, $7,334 and $4,671 reported as non-accrual loans at March 31, 2012, December 31, 2011 and March 31, 2011, respectively.
(e)  Calculation subtracts goodwill and core deposit intangible from the equity component and from assets.

Timberland Q2 Earnings
April 24, 2012

AVERAGE CONSOLIDATED BALANCE SHEETS:	Three Months Ended
($ in thousands) (unaudited)	March 31,	Dec. 31,	March 31,
	2012	2011	2011

Average total loans	$540,858	$537,876	$536,453
Average total interest-bearing assets (a)	673,970	675,432	672,179
Average total assets	732,882	736,265	731,019
Average total interest-bearing deposits	529,707	526,100	530,192
Average FHLB advances and other borrowings	45,967	55,559	55,486
Average shareholders’ equity	87,587	86,534	86,678

	Six Months Ended
	March 31,		March 31,
	2012		2011

Average total loans	$539,359		$537,745
Average total interest-bearing assets (a)	674,707		667,896
Average total assets	734,584		726,458
Average total interest-bearing deposits	527,894		526,668
Average FHLB advances and other borrowings	50,789		55,516
Average shareholders’ equity	87,058		86,131
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(a)  Includes loans and MBS on non-accrual status